                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                            1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement    [_] CONFIDENTIAL, FOR USE OF THE COMMISSION
[X] Definitive Proxy Statement        ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-
12

                         COAST SAVINGS FINANCIAL, INC.
             ----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

             ----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11 (c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
  ----------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:
  ----------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
  ----------------------------------------------------------------------------
  (4) Proposed maximum aggregate value of transaction:
  ----------------------------------------------------------------------------

  (5) Total fee paid:
  ----------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
  ----------------------------------------------------------------------------
  (2) Form, Schedule or Registration Statement No.:
  ----------------------------------------------------------------------------
  (3) Filing Party:
  ----------------------------------------------------------------------------
  (4) Date Filed:
  ----------------------------------------------------------------------------

                    [LOGO OF COAST SAVINGS FINANCIAL, INC.]


                                                                 March 29, 1996

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Coast Savings Financial, Inc., which will be held at the Omni Los Angeles Hotel, 930 Wilshire Boulevard, Los Angeles, California on April 24, 1996, beginning at 2:00 p.m. The formal notice and the proxy statement of the Board of Directors for this meeting are attached to this letter.

  Your vote is very important. On behalf of the Board of Directors, I urge you to vote, sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. A postage-paid return envelope is provided for your convenience. You may still attend the Annual Meeting and vote in person, but returning your proxy card now will assure that your vote is counted if you are unable to attend.

                                          Sincerely,

                                          /s/ RAY MARTIN

                                          RAY MARTIN
                                          Chairman of the Board and
                                           Chief Executive Officer

                    [LOGO OF COAST SAVINGS FINANCIAL, INC.]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 24, 1996

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Coast Savings Financial, Inc. (the "Company") will be held at the Omni Los Angeles Hotel, 930 Wilshire Boulevard, Los Angeles, California, on April 24, 1996, at 2:00 p.m., California time, for the following purposes:

    1. To elect three directors of the Company to serve until the Annual Meeting to be held in 1999 or until their successors are elected and have been qualified. The Board of Directors has nominated Gerald D. Barrone, Joan Milke Flores and Jack P. Libby.

    2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditing firm for 1996.

    3. To adopt the 1996 Coast Savings Financial, Inc. Equity Incentive Plan.

    4. To consider such other business as may properly come before the Annual Meeting or any adjournment thereof.

  The Board of Directors of the Company has selected March 7, 1996, as the record date for the Annual Meeting. Only those stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.



                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Priscilla Finch

                                          Priscilla Finch
                                          Corporate Secretary

Los Angeles, California
March 29, 1996

                         COAST SAVINGS FINANCIAL, INC.
                            1000 WILSHIRE BOULEVARD
                      LOS ANGELES, CALIFORNIA 90017-2457

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                APRIL 24, 1996

                            SOLICITATION OF PROXIES

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Coast Savings Financial, Inc. (the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the Omni Los Angeles Hotel, 930 Wilshire Boulevard, Los Angeles, California on April 24, 1996, at 2:00 p.m., California time, and at any adjournment thereof. The approximate date of mailing of this Proxy Statement and the enclosed proxy card is March 29, 1996.

  The principal solicitation of proxies is being made by mail. However, certain officers, directors and employees of the Company, or of its wholly owned subsidiary, Coast Federal Bank, Federal Savings Bank ("Coast"), none of whom will receive additional compensation therefor, may solicit proxies by telegram, telephone or other personal contact. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $3,800 plus reimbursement for certain expenses. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse brokerage firms and other record holders of shares beneficially owned by others for their reasonable expenses incurred in forwarding solicitation material to beneficial owners of shares.

                                    VOTING

  The Meeting is being held (i) to elect three directors; (ii) to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditing firm for 1996; (iii) to adopt the 1996 Coast Savings Financial, Inc. Equity Incentive Plan (the "Incentive Plan"); and (iv) to consider such other business as may properly be brought before the Meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on March 7, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. On that date, 18,582,317 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), were outstanding. Each share is entitled to one vote on any matter that may be presented for consideration and action by the stockholders. The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for conducting business. The election inspectors appointed for the meeting will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on a proxy that the broker does not have discretionary authority as to certain shares to vote on a particular matter, such shares will be counted for general quorum purposes, but will not be considered as present and entitled to vote with respect to that matter.

  Unless otherwise indicated on the proxy, shares represented by any proxy in the form of the enclosed proxy card will, if the proxy is properly executed and received by the Company before the Meeting, be voted FOR each of the three nominees for director of the Company shown on the proxy, FOR ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditing firm for 1996, and FOR adoption of the Incentive Plan. Although the Board of Directors currently knows of no other matter to be brought before the

Meeting, if other matters properly come before the Meeting and may properly be acted upon, including voting on a substitute nominee for director in the event that one of the nominees named in this Proxy Statement becomes unwilling or unable to serve before the Meeting, the proxy will be voted in accordance with the best judgment of the persons named in the proxy. Any stockholder has the power to revoke his proxy at any time before it is voted at the Meeting by delivering a later signed and dated proxy or other written notice of revocation to Priscilla Finch, Corporate Secretary of the Company, at 1000 Wilshire Blvd., 22nd Floor, Los Angeles, California 90017-2457. A proxy may also be revoked if the person executing the proxy is present at the Meeting and chooses to vote in person.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information concerning the shares of Common Stock beneficially owned as of March 7, 1996, by all directors and nominees of the Company, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers of the Company and Coast as a group. Each beneficial owner listed has sole investment and voting power with respect to the Common Stock indicated.

   NAME OF BENEFICIAL                                               NUMBER OF
          OWNER                                                       SHARES
      OR NUMBER OF                                                 BENEFICIALLY
    PERSONS IN GROUP                                                 OWNED(1)
   ------------------                                              ------------
   Leon S. Angvire................................................    20,547
   John C. Argue..................................................     1,000
   James F. Barritt...............................................    78,985
   Gerald D. Barrone..............................................    81,301
   Ross M. Blakely................................................    11,892
   James R. Boyle.................................................    45,000
   Joan Milke Flores..............................................       694
   Robert L. Hunt II..............................................   177,003
   Jack P. Libby..................................................     2,000
   Ray Martin.....................................................   219,956
   James P. Miscoll...............................................    10,000
   Norman H. Raiden...............................................    71,772
   Keith W. Renken................................................     3,000
   Harold B. Starkey, Jr..........................................     5,600
   All directors and executive officers as a group (15 persons)...   765,201

--------
(1) Each of the named persons owns less than 1% of the outstanding shares of Common Stock except for Mr. Martin who owns 1.17%. All directors and executive officers as a group own 3.98% of the outstanding shares of Common Stock. The foregoing percentages and the share amounts shown in the table include with respect to Messrs. Barritt, Barrone, Boyle, Hunt, Martin, Raiden and all directors and executive officers as a group (including those named) 77,185 shares, 74,301 shares, 40,000 shares, 133,211 shares, 195,441 shares, 65,772 shares, and 619,661 shares, respectively, subject to options granted under the 1985 Stock Option and Stock Appreciation Rights Plan which are exercisable within 60 days of March 7, 1996.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth as of March 7, 1996 (i) the name of each person known to the Company, based upon filings made by such persons with the Securities and Exchange Commission or information provided by such persons to the Company, to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) the total number of shares of Common Stock beneficially owned by such person, and (iii) the percentage of the outstanding shares of Common Stock so owned.

                                                AMOUNT AND NATURE OF   PERCENT
   NAME AND ADDRESS                            BENEFICIAL OWNERSHIP(1) OF CLASS
   ----------------                            ----------------------- --------
   Nicholas-Applegate Capitol Management......          930,911          5.01
    501 West Broadway, Suite 2000
    San Diego, California 92101
   Wellington Management Company..............        1,047,300          5.64
    28 State Street
    Boston, Massachusetts 02109

--------
(1) Except as otherwise noted, the number of shares beneficially owned is deemed to include shares of Common Stock in which the persons named have or share either investment or voting power.

                             ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS

  The Company's Bylaws provide that the number of directors shall be fixed by resolution of the Board of Directors. The present resolution provides for ten directors. The three year terms of directors are staggered to provide for the election of approximately one-third of the Board of Directors each year.

  The following table sets forth the names and certain information regarding the persons who are currently members of the Company's Board of Directors, including those nominated by the Board of Directors for reelection. If elected, Ms. Milke Flores and Messrs. Barrone and Libby will each serve for a term of three years or until their successor is elected and qualified. All nominees have consented to be named and have indicated their intent to serve if elected. If any of the nominees becomes unavailable for any reason, the shares represented by proxies solicited hereby will be voted for the person, if any, who is designated by the Company's current Board of Directors to replace the nominee.

                                DIRECTOR
   NOMINEES FOR DIRECTOR    AGE  SINCE*  POSITION(S) HELD WITH THE COMPANY AND COAST
   ---------------------    --- -------- -------------------------------------------
   Gerald D. Barrone.......  64   1987      Director of the Company and of Coast
   Joan Mike Flores........  59   1994      Director of the Company and of Coast
   Jack P. Libby...........  73   1992      Director of the Company and of Coast

                                      TERM OF
                             DIRECTOR OFFICE
CONTINUING DIRECTORS     AGE  SINCE*  EXPIRES POSITION(S) HELD WITH THE COMPANY AND COAST
--------------------     --- -------- ------- -------------------------------------------
Leon S. Angvire.........  67   1968    1998   Director of the Company and of Coast
John Argue..............  64   1996    1998   Director of the Company and of Coast
Ray Martin..............  60   1979    1998   Chairman of the Board, Chief Executive Officer
                                               and Director of the Company and of Coast
James P. Miscoll........  61   1992    1998   Director of the Company and of Coast
Robert L. Hunt II.......  45   1991    1997   President, Chief Operating Officer and Director
                                               of the Company and of Coast
Keith W. Renken.........  61   1992    1997   Director of the Company and of Coast
Harold B. Starkey, Jr...  69   1981    1997   Director of the Company and of Coast

  The Board of Directors recommends that you vote FOR the above nominees for director.
--------
* Indicates, where applicable, the year in which a director became a director of Coast prior to the formation of the Company in 1988.

NOMINEES FOR ELECTION AS DIRECTORS

  Mr. Barrone was President and Chief Operating Officer of Coast from 1987 to 1991. He has been a director of Coast since 1987. Mr. Barrone was President and has been a director of the Company since its organization in 1988. Before joining Coast, he had been affiliated with Fidelity Federal Savings and Loan Association ("Fidelity Federal") in Glendale, California since 1955, where he was elected to the Board of Directors in 1973. Mr. Barrone served as President and Chief Executive Officer of Fidelity Federal and of Citadel Holding Corp., the parent company of Fidelity Federal, and as Vice Chairman of the Board of Directors of Citadel Holding Corp. and Fidelity Federal. He served as Chairman of the California League of Savings Institutions in 1985 and 1986. Mr. Barrone is a past director of the FHLB of San Francisco and he is presently on the Board of Directors of the Electro Rent Corporation.

  Ms. Milke Flores has been the president of Joan Milke Flores Group, Inc., a California-based, woman-owned government and public affairs consulting firm, since 1993. From 1981 until 1993 Ms. Milke Flores served as a member of the Los Angeles City Council and she is a past President Pro Tempore of that Council. Ms. Milke Flores has served as acting president of the Southern California Regional Airport Authority, was the founder and President of the Alameda Corridor Transportation Authority and is past president of the South Bay Cities Association. A former member of the United States League of Cities International Trade Task Force, she is currently a gubernatorial appointee to the Commission of the Californias. Among other community activities, she serves as a Member of the Board of the South Bay Economic Development Council and as chair of the Board of Directors of World Opportunities, International.

  Mr. Libby, who retired from the U.S. Army in 1968 with the rank of Colonel, is a Director and Principal of Newest Mortgage Company, Inc. He is currently a Commissioner of the California-Nevada Superspeed Train Commission and a Director of the Southern Nevada Home Builders Association. He has been President and Partner in Young American Homes, a Las Vegas-based home builder, and a Director for the Federal Home Loan Bank of San Francisco. In 1991, Colonel Libby was inducted into the U.S. Army Hall of Fame.

CONTINUING DIRECTORS

  Mr. Hunt joined Coast as Senior Vice President of Finance in 1983. Mr. Hunt was named to the position of Executive Vice President and Chief Financial Officer in 1985. In this capacity he was responsible for the Finance Group, which included planning, accounting, investments, treasury, risk management and investor relations. Mr. Hunt was elected a director of the Company and of Coast in 1991. He was named President and Chief

Operating Officer of both in 1993. Mr. Hunt is a graduate of the University of Southern California with a B.A. in accounting, finance and quantitative business analysis. He is a member of the American Institute of Certified Public Accountants, the California Society of Certified Public Accountants and the Financial Managers Society, of which he is a past president.

  Mr. Renken was elected a director of the Company and of Coast in 1992. He retired at the end of 1992 as Senior Partner and Chairman of the Executive Committee of Southern California of the accounting firm of Deloitte & Touche LLP. He joined DeLoitte & Touche in 1959 when it was known as Deloitte Haskins & Sells. He is an active civic leader and a board member of a number of organizations in Los Angeles County.

  Mr. Starkey became Senior Executive Vice President and a director of Coast in 1981 following Coast's acquisition of First Federal Savings and Loan Association of San Diego ("First Federal of San Diego"). He served First Federal of San Diego in various capacities beginning in 1950 and was named its President in 1969. Mr. Starkey retired as Senior Executive Vice President of Coast in 1991.

  Mr. Argue is Of Counsel with the law firm of Argue Pearson Harbison & Myers, a downtown Los Angeles business law firm. Mr. Argue has been a director of the Company and of Coast since January 24, 1996. Mr. Argue serves on the board of a number of corporations, including Avery Dennison, CalMart, Co., and the TCW/DW Mutual Funds. He serves as Chairman of Rose Hills Memorial Park, and is a trustee of the University of Southern California, of Occidental College and of Pomona College. Mr. Argue has served as Chairman or President of the Los Angeles Area Chamber of Commerce, the American Heart Association and the California Club, and was awarded the Olympic Order by the International Olympic Committee as the person most responsible for bringing the 1984 Olympics to Los Angeles. He has a BA in business and commerce and an LLD from Occidental College and an LLB from the USC Law School, and served for two years on the Commander-in-Chief's staff of the U.S. Army Europe.

  Mr. Angvire is a partner of Hill, Farrer & Burrill, a Los Angeles law firm, where he has practiced since 1954. He has been a director of Coast since 1968 and a director of the Company since its organization in 1988.

  Mr. Martin has been affiliated with Coast since 1959, and has been a director of Coast since 1979. He was elected President and named Chief Operating Officer in 1980. In 1984 he was named Chief Executive Officer, and in 1987 he was elected Chairman of the Board of Directors, continuing as Chief Executive Officer. Mr. Martin has served as Chairman of the Board of the Company since its organization in 1988. He is a past Chairman of the California League of Savings Institutions and previously served on the Executive Committee of the United States League of Savings Institutions. In 1990, he served as a member of the Federal Deposit Insurance Corporation's Savings Association Insurance Fund Advisory Committee, representing institutions in California, Nevada and Arizona. He is a past Vice Chairman and is a current member of the Board of Directors of the Federal Home Loan Bank ("FHLB") of San Francisco. He is a member of the Board of Directors of the Los Angeles Area Chamber of Commerce and is past Chairman of the Los Angeles Area Council of the Boy Scouts of America.

  Mr. Miscoll retired as Vice Chairman/Executive Officer of Bank of America NT&SA in 1992. Mr. Miscoll has a 30-year background of extensive responsibilities in domestic, international and multinational banking. Mr. Miscoll was elected to the board of the Company and of Coast in 1992. He is also on the Boards of Directors of Rykoff-Sexton, Hanna Andersson, MK Gold, Inc, and MK Rail Corporation.

BOARD MEETINGS AND COMMITTEES

  The Board of Directors, which met 13 times in 1995, meets regularly each month and may have special meetings. The standing committees of the Board of Directors of the Company and of Coast include a Nominating Committee, an Audit and Compliance Committee and a Compensation/Pension/Benefits Committee (the "Compensation Committee").

  The Nominating Committee, consisting of Leon S. Angvire and Gerald D. Barrone, was established by the Board of Directors in January 1990 to recommend nominees for the Board of Directors and held one meeting during 1995. The Nominating Committee does not consider nominations submitted by shareholders.

  The Audit and Compliance Committee, which held four meetings in 1995, consists of Leon S. Angvire, who is Chairman, Joan Milke Flores, Jack P. Libby, James P. Miscoll and Keith W. Renken. It makes recommendations to the Board of Directors regarding the independent auditor to perform audits and other services, reviews the scope and results of such services, oversees Coast's internal audit department, reviews the system of internal controls and results of audits with management and the independent auditor, monitors adherence to generally accepted accounting principles relating to accounting and financial reporting and has oversight of Coast's and the Company's compliance with savings institution and savings institution holding company regulatory requirements.

  The Compensation Committee, which held six meetings in 1995, consists of Keith W. Renken, who is Chairman, Leon S. Angvire, Joan Milke Flores, Jack P. Libby and James P. Miscoll, all of who are outside directors. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding the salaries and compensation of senior executive officers, administers Coast's pension plan and the Company's stock option program and recommends to the Board of Directors other forms of compensation and benefits.

                   EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

  The following table sets forth certain information relating to executive officers of the Company and/or of Coast who are not directors.

     NAME                       AGE                         TITLE
     ----                       ---                         -----
James F. Barritt...............  37 Senior Executive Vice President and Chief Financial
                                     Officer of the Company and of Coast (Finance,
                                     Investments and MIS Group)
James R. Boyle.................  51 Senior Executive Vice President of the Company and
                                     of Coast (Loan Group)
Mark T. Neal...................  35 Senior Vice President of Coast (Corporate Planning
                                     and Investor Relations)
Norman H. Raiden...............  63 Senior Executive Vice President and General Counsel
                                     of the Company and of Coast (Administrative Group)
Gerald I. Rich.................  46 Senior Vice President, Controller and Treasurer of
                                     the Company and of Coast
Priscilla Finch................  40 Corporate Secretary of the Company and of Coast

  Mr. Barritt joined Coast in 1986 as a Vice President in the Finance Group and was promoted to Senior Vice President, Finance, in 1987. In January 1993, Mr. Barritt was named Chief Financial Officer and Executive Vice President and in January 1995 he was named Senior Executive Vice President. Mr. Barritt graduated with a degree in Business Administration from California State University at Northridge. Prior to joining Coast, Mr. Barritt worked with KPMG Peat Marwick LLP, specializing in financial services.

  Mr. Boyle joined Coast in 1991. He is the Senior Executive Vice President responsible for the Loan Group. He was the Chief Executive Officer of Gibraltar Savings prior to joining Coast.

  Mr. Neal joined Coast in 1993. He is the Senior Vice President responsible for Corporate Planning and Investor Relations. He is a certified public accountant and held the position of Director, Corporate Accounting at National Medical Enterprises for a year prior to joining Coast. Prior to that, he worked with KPMG Peat Marwick LLP for eight years specializing in the audits of financial institutions and held the title of senior manager.

  Mr. Raiden joined Coast in 1990. As Senior Executive Vice President he is responsible for the Administrative Group. Prior to joining Coast, Mr. Raiden was a senior partner with the law firm of McKenna, Conner & Cuneo and was General Counsel of the Federal Home Loan Bank Board from 1983 to 1985.

  Mr. Rich, Senior Vice President, Controller and Treasurer, joined Coast in 1985. He is a certified public accountant and worked with KPMG Peat Marwick LLP from 1975 to 1985 as a Senior Audit Manager specializing in financial institutions.

  Miss Finch joined Coast in 1985. She is currently Corporate Secretary of the Company and of Coast as well as Assistant Vice President of Investor Relations for Coast.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth the compensation paid by Coast during the year ended December 31, 1995, to its Chief Executive Officer and to its four most highly compensated executive officers other than the Chief Executive Officer (together with the Chief Executive Officer, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                LONG TERM
                                                               COMPENSATION
                                     ANNUAL COMPENSATION        AWARDS(2)
                               ------------------------------- ------------
                                                                SECURITIES
                                                     OTHER      UNDERLYING   ALL OTHER
   NAME AND PRINCIPAL                                ANNUAL    OPTIONS/SARS COMPENSATION
        POSITION          YEAR SALARY($) BONUS($) COMPENSATION      (#)         ($)
   ------------------     ---- --------- -------- ------------ ------------ ------------
Ray Martin, Chairman of
 the Board
 and Chief Executive      1995  500,004      -0-       -0-           -0-      172,754(3)
 Officer of the Company   1994  500,004      -0-     7,499(1)        -0-        4,048(3)
 and of Coast             1993  500,004  200,000       -0-        51,369       28,006(3)
Robert L. Hunt II,
 President and Chief
 Operating Officer of     1995  364,316      -0-       -0-           -0-       28,599(3)
 the Company and of       1994  364,316      -0-       -0-           -0-      135,523(3)
 Coast                    1993  315,141  145,000       -0-        34,246       55,312(3)
James R. Boyle, Senior
 Executive                1995  311,304      -0-       -0-           -0-       42,512(3)
 Vice President of the    1994  305,054      -0-       -0-           -0-       32,875(3)
 Company and of Coast     1993  270,507   87,500       -0-        30,000          -0-
Norman H. Raiden, Senior
 Executive Vice
 President and General    1995  286,304      -0-       -0-           -0-      113,004(3)
 Counsel of the Company   1994  286,304      -0-       -0-           -0-      289,307(3)
 and of Coast             1993  270,507   62,500       -0-           -0-          -0-
James F. Barritt, Senior
 Executive Vice
 President and Chief
 Financial Officer of     1995  236,304      -0-       -0-           -0-       10,719(3)
 the Company and of       1994  221,464      -0-       -0-           -0-       14,104(3)
 Coast                    1993  186,085   75,000       -0-        56,849        7,113(3)

--------
(1) Represents Coast's share of the cost of the purchase of Common Stock. See "Directors' Share Purchase Plan" below.
(2) At December 31, 1995, Messrs. Martin, Hunt, Boyle, Raiden and Barritt held performance shares having a value of $716,250, $1,228,125, $2,020,000, $315,625 and $631,250, respectively. All such shares were awarded in 1992 and 1993 pursuant to the Coast Performance Share Plan for Key Employees. See "Long-Term Incentive Plan" below.
(3) These amounts represent accruals by Coast for the Executive Supplemental Retirement Plan on behalf of the Named Executive Officer. See "Pension Plans" below.

OPTIONS AND SARS

  No options or stock appreciation rights ("SARs") were granted during 1995 to the Named Executive Officers.

OPTION/SAR HOLDINGS

  During 1995, none of the Named Executive Officers exercised any stock options or SARs. The following table provides information concerning unexercised options and SARs held by such officers as of the end of the last fiscal year:

                 AGGREGATED FISCAL YEAR-END OPTION/SAR VALUES

                              NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                             UNDERLYING UNEXERCISED          IN-THE-MONEY
                                 OPTIONS/SARS AT             OPTIONS/SARS
                               FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)
                             ----------------------     ---------------------
        NAME                EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
        ----                ------------------------- -------------------------
   Ray Martin..............    239,786/        -0-    $ 6,270,376/     -0-
   Robert L. Hunt II.......    156,862/        -0-      4,162,615/     -0-
   James R. Boyle..........     40,000/        -0-        948,250/     -0-
   Norman H. Raiden........     89,796/        -0-      2,476,288/     -0-
   James F. Barritt........     83,097/        -0-      1,942,502/     -0-

LONG-TERM INCENTIVE PLAN

  During 1992, Coast adopted its Performance Share Plan for Key Employees (the "Performance Plan"). Awards under the Plan provide for future cash payments based upon market performance of the Company's stock and compliance by Coast with certain regulatory capital requirements. No awards were made during 1995 under the Performance Plan.

PENSION PLANS

  Coast maintains a noncontributory, defined-benefit pension plan (the "Pension Plan") which covers all employees. Certain of Coast's executive officers (senior vice presidents and above) also participate in a non-qualified Executive Supplemental Retirement Plan (the "Supplemental Plan") which pays benefits to participants in addition to benefits paid under the Pension Plan. The Supplemental Plan has three classes of participants. Mr. Martin and Mr. Hunt are Class I participants and the other Named Executive Officers are Class II participants. The following tables set forth, in straight life annuity amounts, the estimated annual benefits payable upon retirement under both the Pension Plan and the Supplemental Plan to Class I or Class II participants.

                              PENSION PLAN TABLES

Class I

                                                   YEARS OF SERVICE
                                        ---------------------------------------
   SALARY                                 15      20      25      30      35
   ------                               ------- ------- ------- ------- -------
   125,000.............................  98,604  98,604  98,604 102,816 113,702
   150,000............................. 121,104 121,104 121,104 124,191 137,390
   175,000............................. 143,604 143,604 143,604 143,604 144,890
   200,000............................. 166,104 166,104 166,104 166,104 166,104
   225,000............................. 188,604 188,604 188,604 188,604 188,604
   250,000............................. 211,104 211,104 211,104 211,104 211,104
   300,000............................. 256,104 256,104 256,104 256,104 256,104
   350,000............................. 301,104 301,104 301,104 301,104 301,104
   400,000............................. 346,104 346,104 346,104 346,104 346,104
   450,000............................. 391,104 391,104 391,104 391,104 391,104
   500,000............................. 436,104 436,104 436,104 436,104 436,104
   550,000............................. 481,104 481,104 481,104 481,104 481,104

Class II

                                                   YEARS OF SERVICE
                                        ---------------------------------------
   SALARY                                 15      20      25      30      35
   ------                               ------- ------- ------- ------- -------
   125,000.............................  79,854  79,854  79,854  90,316 101,202
   150,000.............................  98,604  98,604  98,604 109,191 122,390
   175,000............................. 117,354 117,354 117,354 117,354 127,390
   200,000............................. 136,104 136,104 136,104 136,104 136,104
   225,000............................. 154,854 154,854 154,854 154,854 154,854
   250,000............................. 173,604 173,604 173,604 173,604 173,604
   300,000............................. 211,104 211,104 211,104 211,104 211,104
   350,000............................. 248,604 248,604 248,604 248,604 248,604
   400,000............................. 286,104 286,104 286,104 286,104 286,104
   450,000............................. 323,604 323,604 323,604 323,604 323,604
   500,000............................. 361,104 361,104 361,104 361,104 361,104
   550,000............................. 398,604 398,604 398,604 398,604 398,604

  The compensation covered by the Supplemental Plan is the average "annual salary," which would correspond to the amount set forth in the "Salary" column of the "Summary Compensation Table" set forth above, during the participant's highest paid three consecutive years in the ten years preceding retirement. Monthly benefits payable under the Supplemental Plan are reduced (but not below a specified percentage of average annual salary) by the sum of the annual life annuity benefit payable to the employee under the Pension Plan, the participant's actual monthly receipts of Social Security payments, and may be reduced by certain other payments including the annual amount, if applicable, received pursuant to Coast's directors retirement plan described below. Participants are generally eligible to receive benefits under the Supplemental Plan after the completion of 10 years of service with Coast and attaining the age of 60 or, regardless of the number of years of service, after attaining the age of 65. Participants are also eligible to receive benefits after a Change in Control, which is defined in general as the acquisition by any person or entity of control of Coast or the Company within the meaning of Section 583.7 of the Regulations for Savings and Loan Holding Companies of the Office of Thrift Supervision. At December 31, 1995, the number of years of credited service under the Supplemental Plan for Messrs. Martin, Hunt, Boyle, Raiden and Barritt was 36, 11, 4, 5 and 10, respectively. In general, benefits payable under the Supplemental Plan are reduced if a participant retires prior to attaining age 65.

EMPLOYMENT AGREEMENTS

  In connection with Coast's acquisition of First Federal of San Diego in 1980, Coast assumed the obligations of First Federal of San Diego pursuant to a deferred compensation agreement entered into by First Federal of San Diego and Mr. Starkey in 1980. Mr. Starkey was an employee of Coast until his retirement in 1991. Pursuant to the agreement, Coast pays monthly benefits to Mr. Starkey which when aggregated with his monthly qualified pension plan and primary Social Security benefits equal one-twelfth of 80% of Mr. Starkey's highest year's compensation during his last five years of employment with Coast. During 1995 payments under the agreement amounted to $32,865.72. Mr. Starkey will receive this benefit for a period of ten years following his retirement.

  Coast currently has employment agreements with its Chief Executive Officer, President, and Senior Executive Vice Presidents, as well as certain other officers of Coast and its subsidiaries. Mr. Martin's agreement provides for a three year term renewable annually by the Board of Directors. The agreements with Messrs. Hunt, Boyle, Raiden and Barritt provide for two year terms renewable annually by the Board of Directors. However, in the event of a Change in Control, generally as defined under Pension Plans above, of Coast, the term of such executives' agreements automatically converts to three years renewable annually by the Board of Directors. All of the agreements may be terminated for cause, or by either party upon 90 days prior notice, and automatically terminate in the event of the executive's death or disability. Coast's obligation to pay compensation and benefits under each of the agreements continues in the event that the executive separates from service as a result of death or disability, and terminates if the separation is for cause or is voluntary. The agreements provide that Coast will pay each executive a base monthly compensation equal to his monthly salary in effect in 1995, with increases in base monthly salary being subject to the discretion of the Board of Directors. The executives' monthly base salary under the agreements as currently in effect cannot be decreased below their 1995 levels, or any greater future levels, without their consent.

  In general, in the event that Coast elects to terminate any of the executives' employment, or if the executive elects to terminate his employment within one year of a Change of Control of Coast, the affected executive will be entitled to receive a lump sum payment equal to the discounted present value of the compensation due under the agreement for the balance of its term. In addition, the executives will be entitled to receive medical insurance benefits for the remaining term of the agreement. Had Coast elected to terminate their employment effective January 1, 1996, the lump sum payments to Messrs. Martin, Hunt, Boyle, Raiden and Barritt would have been approximately $1,387,773, $691,176, $590,602, $543,172, and $514,715 respectively.

DIRECTORS' COMPENSATION

  All directors who are not employees of the Company or Coast receive $1,000 for each monthly meeting of the Board of Directors attended and an additional $1,000 fee for each special meeting of the Board of Directors attended or any committee meeting held on a date other than the day of the regular Board Meeting. In addition, each director who is not an employee of the Company or Coast receives an annual retainer fee of $24,000.

  Coast maintains a non-qualified, unfunded retirement plan for its directors who have at least ten years of service as a director, including service on the Board of Directors of Coast prior to the formation of the Company and service on the boards of directors of institutions acquired by Coast. The benefit is paid for life following retirement, except that if a director terminates service on the Board of Directors before reaching the age of 65, no benefits will be paid until he/she reaches the age of 65. If a director's service on the Board of Directors is terminated for cause, no benefits are paid under the plan. The minimum benefit is 50% of the current director's fee at the applicable date of retirement and rises to 75% of such fee after 30 years of service. Any retiring director who has served as President or Chairman of the Board of the Company or of Coast (prior to the formation of the Company) is entitled upon retirement to monthly benefits equal to 100% of the monthly director's fee earned by such retiring director during the month preceding his or her retirement. In 1995, Coast paid an aggregate of $123,020 under the plan. Coast also continues medical and dental coverage for directors following their retirement at their own expense.

  The directors retirement plan also provides a death benefit for directors elected or appointed prior to 1990 who are not officers of the Company or of Coast, which benefit provides for the payment of $100,000, payable in ten equal annual installments, to the director's spouse or issue surviving at the time the benefit is payable. The benefit is reduced to $25,000 in the case of a director who dies following his retirement or resignation from the Board of Directors.

DIRECTOR SHARE PURCHASE PLAN

  The Board of Directors of Coast adopted the Coast Director Share Purchase Plan (the "Purchase Plan") in April of 1994. The Purchase Plan is intended to encourage and increase the investment of individual directors in the Company in order to further align shareholder and director interests. Pursuant to the Purchase Plan, Coast will contribute toward the total purchase price paid by a director of Coast to purchase shares of Common Stock an amount equal to 15% of such total purchase price. The aggregate amount of such contribution by Coast per director under the Purchase Plan may not exceed $15,000 per year. During 1995, a total of 694 shares of Common Stock were purchased under the Purchase Plan.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee Report on Executive Compensation set forth below shall not be deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  Decisions on compensation of the Company's executive officers generally are made by the Compensation Committee of the Board of Directors of Coast. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board of Coast. Pursuant to rules designed to enhance disclosure of companies' policies regarding executive compensation, set forth below is a report by the Compensation Committee addressing Coast's compensation policies for 1995 as they affected Messrs. Martin, Hunt, Boyle, Raiden and Barritt.

To the Board of Directors:

  Compensation paid to Coast's executive officers is comprised primarily of base salary compensation, short-term incentive compensation, and long-term incentive compensation. In general, overall executive officer compensation is intended to be consistent with that paid by other companies in the financial services industry. With respect to executive compensation, the trend in the industry is to structure such compensation to support and reinforce an institution's business goals, to award executives for the achievement of annual results, and to link a significant portion of executive compensation to the creation of shareholder value. Coast's policy is to pursue these objectives in the framework of providing competitive compensation opportunities to attract and retain the highest caliber of capable and experienced executives. The Committee anticipates and intends that over time the proportion of an executive's total compensation that is tied to the creation of shareholder value will increase.

  Provisions of the Internal Revenue Code would disallow the deduction from income of certain forms of compensation paid by Coast to a single employee in excess of $1 million. In 1995, no employee received compensation in excess of such amount. Coast does not intend to compensate any employee in an amount in excess of $1 million unless such compensation is performance-based and effected pursuant to an incentive plan approved by shareholders and designed to comply with the applicable Internal Revenue Code provisions.

BASE SALARY COMPENSATION

  Coast's base salary compensation for executive officers is established after considering both objective and subjective criteria. Objective criteria include the commission, review and evaluation of surveys of compensation paid to the executives of similarly sized financial institutions. Subjective criteria encompass the evaluation of each officer's managerial ability, knowledge of the industry, initiative and contribution to overall corporate performance. Factors considered to reflect corporate performance include traditional business and earnings criteria as well as criteria specific to the thrift industry, such as capital levels and asset quality.

  Mr. Martin's base salary was established in 1990 and was intended to be competitive with base salaries paid other chief executive officers of institutions of similar size and scope of operations. In keeping with Coast's restructuring initiatives and cost reduction program in effect at the time, Mr. Martin's base salary was reduced in 1991 and further reduced in 1992. Each of the other executive officer's base salary compensation was frozen during 1991 and 1992. In 1993, the Committee commissioned a survey of compensation paid during fiscal year 1992 to executives of five savings and loan and nineteen commercial bank holding companies, including the Company. An independent compensation consulting firm retained by the Committee selected the institutions for inclusion in the survey. The criteria for inclusion were that the institutions be of similar size to the Company, provide services similar to those provided by the Company and be at least as financially healthy as the Company. Certain of the institutions are included in the peer group index used to prepare the Performance Graph set forth in the Company's Proxy Statement. Based upon findings of the survey, in 1993 the base salary compensation paid to several of the Named Executive Officers was increased to bring such officers' salary into accord with what the Committee considered to be reasonable and appropriate levels relative to their respective contributions and industry norms. The Named Executive Officers' base salary compensation, other than Mr. Martin's, was increased in 1994 to include a monthly automobile allowance paid to each such officer. Base salaries were further increased during 1994 for Mr. Hunt, Mr. Boyle and Mr. Barritt, and during 1995 for Mr. Boyle and Mr. Barritt, following the Committee's consideration of the items described above.

SHORT-TERM INCENTIVE COMPENSATION

  In addition to base salary compensation, the Company's executive officers also may, from time to time, receive short-term incentive compensation awards in the form of cash bonuses. Although such awards are not necessarily made pursuant to any specific incentive compensation plan, the Committee may recommend and the Board of Directors may approve the payment of incentive compensation in any fiscal year based on the contribution each executive officer makes to the accomplishment of the Company's primary corporate objective or objectives for such year. Such objectives may be specific numeric improvements in financial performance, but they may also be more subjective and it is within the discretion of the Board of Directors to determine whether and the extent to which such subjective goals are attained.

  As a result of the Company's earnings results for 1994, no cash bonuses were paid to any of the Named Executive Officers during 1995.

LONG-TERM INCENTIVE COMPENSATION

  In addition to base salary compensation and short-term incentive compensation, during 1995 the Company's executive officers were eligible to receive long-term incentive compensation through participation in the Coast Savings and Loan Association 1985 Stock Option and Stock Appreciation Rights Plan (the "Stock Option Plan"), the Coast Performance Share Plan for Key Employees (the "Performance Plan"), an Executive Supplemental Retirement Plan and Coast's noncontributory, defined-benefit pension plan. Coast may also choose to enter into or renew employment agreements with its executive officers. The purpose of each of these plans and of employment agreements is to align the long-term interests of the executive officers with those of the Company and its shareholders.

  During 1995, no awards under either the Stock Option Plan or the Performance Plan were made to Mr. Martin or any of the other Named Executive Officers. Effective January 1, 1996, no further awards may be made under the Stock Option Plan. The Company has proposed for adoption by shareholders at the 1996 Annual Meeting the 1996 Coast Savings Financial, Inc. Equity Incentive Plan (the "Incentive Plan"). If adopted, the Incentive Plan will allow the Company to continue, over time, to increase the proportion of an executive's total compensation that is tied to improvements in the Company's financial performance and shareholder returns.

  Coast has entered into a three-year employment contract with Mr. Martin and two year contracts with each of the other Named Executive Officers as described in the Company's Proxy Statement under "Employment Agreements."

  In addition to base salary compensation, short-term incentive compensation and long-term incentive compensation, the Company's executive officers also benefit from the receipt of certain perquisites, including the payment by the Company of specific club dues and, in the case of Mr. Martin, the use of a Company automobile.

The Compensation Committee

Keith W. Renken, Chairman
Leon S. Angvire              Jack P. Libby
Joan Milke Flores            James P. Miscoll

PERFORMANCE GRAPH

  The Performance Graph set forth below shall not be deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Russell 2000 Index, a broad market index, and the Russell 2000 S&L Peer Group Index, an industry index, for the period commencing December 31, 1990 and ended December 31, 1995.

                     COMPARATIVE FIVE-YEAR TOTAL RETURNS*
            COAST SAVINGS FINANCIAL, INC., RUSSELL 2000, PEER GROUP
                    (PERFORMANCE RESULTS THROUGH 12/31/95)

                                1990    1991    1992    1993    1994     1995
                               ------- ------- ------- ------- ------- ---------
   CSA          [square]...... $100.00 $315.79 $463.16 $600.00 $615.79 $1,457.90
   Russell 2000 [bullet]...... $100.00 $146.05 $172.94 $205.64 $201.90 $  259.31
   Peer Groups  [triangle].... $100.00 $156.60 $187.72 $213.06 $197.90 $  314.71

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in CSA common stock, Russell 2000 Index, and Peer Group.
*Cumulative total return assumes reinvestment of dividends________Source:.Frank Russell Company

                 CERTAIN TRANSACTIONS OF MANAGEMENT WITH COAST

  Coast makes home mortgage loans to certain full-time employees under Coast's Employee Loan Plan. These are adjustable rate mortgage loans made in the ordinary course of business and in the judgment of management do not involve more than the normal risk of collectability. Loans made under the Employee Loan Plan are made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, except for the interest rates charged on such loans. All mortgage loans under Coast's current Employee Loan Plan are written at Coast's prevailing rates of interest at the times of origination, but a rider is attached to the note which provides for a reduced rate while the borrower is employed by or affiliated with Coast. Under the Employee Loan Plan, the interest rate to which a borrower's loan adjusts on the date of the first interest rate adjustment is one percentage point lower than the comparable rate for a non-affiliate. The rate of interest borne by the loan reverts to the normal rate provided in the note upon termination of the borrowers' employment or affiliation with Coast, except for employees who retire at age 62 or older and, under certain circumstances, certain terminated employees who may retain the preferential interest rate for 24 months. Prior to August 1989, directors and executive officers of Coast were entitled to participate in Coast's Employee Loan Plan. Under regulations which became applicable to Coast during August 1989, Coast may no longer offer loans to executive officers and directors on terms more favorable than those available to the public. However, directors and executive officers who obtained loans under Coast's Employee Loan Plan prior to August 1989 will continue to have reduced interest rates.

  The following table sets forth information relating to loans made by Coast to its directors and executive officers with outstanding loans aggregating more than $60,000 at any time since January 1, 1995. Except as otherwise indicated, each loan was used for the purchase of such director's or executive officer's primary residence.

                                        HIGHEST BALANCE
                                       OUTSTANDING DURING                   CURRENT
                          TYPE OF          YEAR ENDED        BALANCE AT     INTEREST YEAR
      NAME                  LOAN       DECEMBER 31, 1995  DECEMBER 31, 1995   RATE   MADE
      ----               ----------    ------------------ ----------------- -------- ----
James F. Barritt........ First Lien         $264,999          $253,930        6.41%  1988
Priscilla Finch......... First Lien           67,991            66,768        6.31   1989
Robert L. Hunt II....... First Lien          254,421           243,324        6.06   1986
Gerald I. Rich.......... First Lien          250,173           244,766        6.06   1987
Harold B. Starkey, Jr... First Lien(1)       229,490           227,562        8.69   1993

--------
(1) Refinance of prior loan.

            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

  KPMG Peat Marwick LLP has served as the independent auditing firm for Coast since 1982 and for the Company since 1989. Coast's and the Company's Boards of Directors have approved the retention of KPMG Peat Marwick LLP to audit the consolidated financial statements of the Company and of Coast for 1996. It is anticipated that representatives of KPMG Peat Marwick LLP will be present at the Meeting and will be given an opportunity to make a statement, if they desire to do so, and to respond to any appropriate inquiries of the stockholders.

  In recognition of the important role of the Company's independent auditor, the Board of Directors has determined that its appointment of KPMG Peat Marwick LLP as the independent auditing firm for the Company and Coast should be submitted to the stockholders for ratification. If the appointment is not ratified, the Board of Directors will take the vote of the stockholders into account in determining whether to appoint another firm as the company's independent auditor for 1996. The Board of Directors also retains the power to appoint another independent auditor for the Company to replace an auditor ratified by the stockholders in the event the Board of Directors determines that the interests of the Company require such a change.

  The Board of Directors recommends that you vote FOR ratification of the appointment of KPMG Peat Marwick LLP as independent auditor of the Company's consolidated financial statements for 1996.

                                ADOPTION OF THE
                      1996 COAST SAVINGS FINANCIAL, INC.
                             EQUITY INCENTIVE PLAN

  At the Meeting, there will be presented to the shareholders a proposal to adopt the 1996 Coast Savings Financial, Inc. Equity Incentive Plan (the "Incentive Plan"). The Company's Board of Directors (the "Board") unanimously approved the Incentive Plan and recommends that the shareholders approve this proposal to adopt the Incentive Plan.

  The purpose of the Incentive Plan is to promote and advance the interest of the Company and its shareholders by enabling the Company and Coast to attract, retain and reward key employees and Directors who are not employees of Coast (the "Non-Employee Directors"), to strengthen the mutuality of interests between these employees and the Non-Employee Directors and the Company's shareholders and to give the Company the continued ability to increase, over time, the proportion of an executive's total compensation that is tied to the Company's financial performance and shareholder returns. The Incentive Plan is designed to meet this intent by offering equity-based incentive awards, thereby providing a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company and Coast. Stock options, stock appreciation rights and restricted stock awards may be granted under the Incentive Plan to employees of Coast. Stock options constitute the only award that may be granted to Non-Employee Directors.

ADMINISTRATION

  The Incentive Plan is to be administered by a committee (the "Committee"), appointed by the Board, which will consist of not less than two directors, each of whom is a "disinterested person" as defined in Rule 16b-3 of the rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act") to the extent required by Rule 16-b. Unless the Board determines otherwise, the Committee will be comprised solely of persons who qualify as "outside" directors for purposes of the Internal Revenue Code of 1986 (the "Code") Section 162(m). The Committee is authorized to construe and interpret the Incentive Plan, to promulgate, amend and rescind rules and regulations relating to the implementation of the Incentive Plan and to make all other determinations necessary or advisable for the administration of the Incentive Plan. Subject to the provisions of the Incentive Plan, the Committee has full authority to determine the employees to whom awards under the Incentive Plan will be granted, the number of shares of Common Stock to be covered by each of the awards and the terms of any award. The Compensation Committee of the Board of Directors has been designated as the Committee under the Incentive Plan until otherwise determined by the Board.

ELIGIBILITY

  Awards may be granted to those key employees of Coast or any of its subsidiaries (including employees who are members of the Board) as the Committee will determine. Awards of stock options will be granted automatically to Non-Employee Directors. Coast estimates that approximately 8 Non-Employee Directors and 19 members of executive and senior management are currently eligible to receive grants under the Incentive Plan. However, the Committee may from time to time grant awards to certain other key employees of Coast or the Company as may be recommended by management.

STOCK OPTIONS

  Stock options granted under the Incentive Plan may be intended to qualify as incentive stock options under Section 422 of the Code (so called "incentive stock options"), or as options not intended to qualify for this treatment (so called "non-qualified stock options"), or a combination of the foregoing. Stock options may be granted alone, in addition to or in tandem with other awards under the Incentive Plan. The exercise price per share of Common Stock purchasable under a stock option will not be less than One Hundred Percent (100%) of the "fair market value" (as defined in the Incentive Plan) of a share of the Common Stock on the date of the grant of the stock option. In addition, if an incentive stock option is granted to an employee who, at the time this incentive stock option is granted, owns more than ten percent of the total combined voting power of all classes of stock of the Company or if applicable, a subsidiary or a parent of the Company (a "Ten-Percent Shareholder"), then the option price per share of this incentive stock option will not be less than 110 percent of the fair market value of the shares covered by the option on the option grant date.

  The term of each stock option will be fixed by the Committee, except that the term of stock options will not exceed ten (10) years after the date the stock option is granted, and in the case of a grant of an incentive stock option to an employee who is a Ten-Percent Stockholder at the time of grant, the incentive stock option term will not exceed five (5) years after the incentive stock option is granted. To the extent that the aggregate fair market value of the stock with respect to which incentive stock options first become exercisable by the employee during any calendar year (under all plans of the employee's employer corporation, its parent, if any, and its subsidiaries, if any), fair market value being determined as of the date of grant of the options or option in question, exceeds $100,000, the options or option will not be an incentive stock option. No grants of incentive stock options will be made ten (10) years or more from the Incentive Plan's adoption by the Board.

AWARDS TO NON-EMPLOYEE DIRECTORS

  Non-qualified stock options constitute the only award that may be granted to Non-Employee Directors under the Incentive Plan. If the Incentive Plan is adopted, each Non-Employee Director will receive on the day of the Meeting a non-qualified stock option to purchase 5,000 shares of Common Stock provided that the Non-Employee Director continues in office after the Meeting. Thereafter, during the term of the Incentive Plan, each newly elected Non-Employee Director will receive on the day of his or her initial election a non-qualified Stock Option to purchase 5,000 shares of Common Stock. Each such Non-Qualified Stock Option will have a term of ten years and will not be exercisable until such Non-Employee Director has completed one full year of service as a Non-Employee Director with the Company after the date on which the option was granted. The price per share of Common Stock to be paid by the Non-Employee Director will equal the fair market value of one share of Common Stock on the date the non-qualified stock option is granted and the purchase price of the shares of Common Stock as to which such an option is exercised will be paid in cash, shares of Common Stock already awarded to the Director or pursuant to any cashless exercise programs established under the Incentive Plan.

STOCK APPRECIATION RIGHTS

  A stock appreciation right is an award entitling a participant to receive an amount equal to, or less than, the excess of the fair market value of a share of Common Stock on the date of exercise over the fair market value of a share of Common Stock on the date of grant of the stock appreciation right, multiplied by the number of shares of Common Stock with respect to which the stock appreciation right was exercised. A stock appreciation right may be granted in tandem with, in addition to or completely independent of a stock option or any other award under the Incentive Plan. A stock appreciation right may be settled in cash, in shares of Common Stock or any combination thereof, except that any stock appreciation right exercised on or after a "change in control" of the Company (as defined in the Incentive Plan) will be settled in cash. Stock appreciation rights granted in tandem with incentive stock options are subject to additional limitations under the Incentive Plan.

RESTRICTED AWARDS

  A restricted stock grant is an award of shares of Common Stock transferred to an Incentive Plan participant, subject to such terms and conditions as the Committee deems appropriate, including, without limitation, restrictions on the sale, assignment, transfer or other disposition of the shares and the requirement that the participant forfeit the shares back to the Company upon termination of employment for specified reasons within a specified period of time.

  Restricted stock may be subject to restrictions which lapse over time with or without regard to performance objectives for a specific performance period. Restricted stock may be granted alone, in addition to or in tandem with other awards under the Incentive Plan. In establishing performance objectives, the Committee will also establish a schedule or schedules setting forth the portion of the restricted stock award which will be earned or forfeited based on the degree of achievement of the performance objectives actually achieved or exceeded, as determined by the Committee.

  Each participant receiving a restricted stock grant will be issued a stock certificate that will be held in custody by the Company until the restrictions thereon will have lapsed or been removed. Subject to the restrictions set forth in the applicable award agreement, a participant will have, with respect to the shares of Common Stock received under a restricted stock grant, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any cash dividends. Until the restrictions have lapsed, a participant may not sell, assign, transfer, pledge, encumber or otherwise dispose of shares of Common Stock received under a restricted stock grant.

PERFORMANCE OBJECTIVES

  Performance objectives are specific target objectives established by the Committee based or one or more of the following eight criteria: earnings per share of the Common Stock, net earnings of the Company, return on average stockholders' equity of the Company, total shareholder returns, return on average assets of the Company, nonperforming assets ratio of the Company, general and administrative expenses of the Company and efficiency ratio of the Company. These objectives may be established by the Committee as absolute targets or may be targets based on relative peer group performance. To the extent awards are intended to qualify as performance-based compensation under Code Section 162(m), then the specific performance objectives will be established in writing no later than ninety (90) days after the commencement of the performance period to which the performance objectives relate, but in no event after twenty-five (25%) of the performance period has elapsed. The performance periods established by the Committee are to be from one to ten consecutive fiscal years. The Committee may adjust performance objectives, adjust the way performance objectives are measured, or shorten any performance period if it determines that conditions or the occurrence of events warrants these actions. However, the Committee's right to make adjustments will not apply to any award that is intended to qualify as performance-based compensation under Code Section 162(m) to the extent that it would prevent the award from so qualifying.

AWARDS SUBJECT TO THE INCENTIVE PLAN

  The maximum number of shares of Common Stock with respect to which awards may be granted under the Incentive Plan will be 929,146, which equals five percent (5%) of the number of shares of Common Stock outstanding as of the first day of the Company's 1996 fiscal year. Moreover, the aggregate maximum number of shares of Common Stock with respect to which awards may be granted during any fiscal year to any employee will not exceed 100,000.

  In the event of changes in all of the outstanding shares of Common Stock by reason of stock dividends, stock splits, recapitalization, mergers, consolidations, combinations, or exchanges of shares, separations, reorganizations, liquidations or similar events or in the event extraordinary cash or non-cash dividends are declared with respect to outstanding shares of Common Stock or other similar transactions, the number and class of shares of Common Stock available under the Incentive Plan in the aggregate, the number and class of shares of Common Stock subject to awards theretofore granted, the number of stock appreciation rights theretofore granted, applicable purchase prices, applicable performance objectives for the performance periods not yet completed and performance levels related thereto, and all other applicable provisions, will be equitably adjusted by the Committee. With respect to stock options granted to Non-Employee Directors, the number of shares of Common Stock covered by each outstanding stock option held by a Non-Employee Director and the exercise price of such stock option will be automatically proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only of Common Stock) or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company.

  Contingent upon approval of the Incentive Plan by the Company's shareholders, the Company's Non-Employee Directors will receive options to purchase 5,000 shares of Common Stock on the date of the Meeting. No other awards have been granted to date under the Incentive Plan.

TERMINATION OF EMPLOYMENT/SERVICE

  Except as may be otherwise provided in the applicable award agreement evidencing the award, upon termination of a participant's employment or a Directors' service with the Company, Coast or any of its subsidiaries, such participant or Director (or in the case of death, the person(s) to whom the award is transferred by will or the laws of descent and distribution) may exercise the award for its remaining term in the case of death, disability or retirement to the extent that such participant or Director was entitled to exercise the award at the date of the termination. This exercise period is restricted to 90 days after the date of termination in all other cases, except for terminations for "cause" (as defined in the Incentive Plan) in which case the award will immediately terminate.

CHANGE IN CONTROL

  As of the date of a Change in Control (generally as defined under "Pension Plans" herein) of the Company (i) all stock options or stock appreciation rights then outstanding will become fully exercisable and (ii) all restrictions and conditions of all restricted stock grants then outstanding will be deemed satisfied. Moreover, the Committee, in its sole discretion, may at any time, and subject to the terms and conditions as it may impose: (a) grant awards that become exercisable only in the event of a change in control,
(b) provide for awards to be exercised automatically and only for cash in the event of a change in control, and (c) provide in advance or at the time of a change in control for cash to be paid in settlement of any award in the event of a change in control.

  Unless provided otherwise in a participant's employment agreement with Coast, the aggregate present value of all parachute payments payable to or for the benefit of a participant, whether payable pursuant to the Incentive Plan (or otherwise) (excluding those payments made pursuant to an agreement with Coast that specifically provides otherwise), will be limited to three times the participant's base amount less one dollar. For these purposes, the terms "parachute payment," "base amount" and "present value" will have the meanings assigned thereto under Code section 280G. The intention of this provision is to avoid excise taxes on the participant under Code section 4999 or the disallowance of a deduction to the Company or Coast pursuant to Code section 280G.

AMENDMENT AND TERMINATION

  The Board may amend or terminate the Incentive Plan at any time but no amendment will be made without the approval of the stockholders of the Company if stockholder approval under Section 422 of the Code or Rule 16b-3 would be required or if it would change the material terms of performance goals that were previously approved by the Company's stockholders (unless the Board determines that approval is not necessary to avoid a deduction loss under
Section 162(m) of the Code, approval will not avoid such a loss of deduction or approval is not advisable). The provisions of the Incentive Plan relating to Non-Employee Directors (i.e., that affect the formula award terms required to be specified in the Incentive Plan by Rule 16b-3 of the Exchange Act) will not be amended more than once every six months, except that the Incentive Plan may be amended to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

FEDERAL INCOME TAX CONSEQUENCES

  The tax consequences of awards granted under the Incentive Plan are complex. The following is only a summary of the general tax principles applicable to awards under the Incentive Plan under federal law as in effect on the date of this Proxy Statement.

  Options. There are no tax consequences to the optionee upon the grant of an option pursuant to the Incentive Plan. There are no tax consequences to the optionee upon exercise of an incentive stock option, except that the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price (the "Spread") is a tax preference item, possibly giving rise to alternative minimum tax. If the shares of Common Stock acquired are not disposed of within two years from the date the incentive stock option was granted and within one year after the shares are transferred to the optionee, any gain realized upon the subsequent disposition of the shares will be characterized as long-term capital gain and any loss will be characterized as long-term capital loss. If all requirements other than the above described holding period requirements are met, a "disqualifying disposition" occurs and gain in an amount equal to the lesser of (i) the Spread or (ii) the amount realized on disposition minus the option exercise price (except for certain "wash" sales, gifts or sales to related persons), is taxed as ordinary income and the Company will be entitled to a corresponding deduction; gain in excess of this amount, if any, will be characterized as long-term capital gain if the optionee held the shares for more than one year.

  Other than incentive stock options, all options granted under the Incentive Plan will be taxed as non-qualified options. Upon the exercise of a non-qualified option, the optionee will recognize taxable compensation income on the Spread, with the Company being entitled to a deduction in an equal amount. Upon the subsequent disposition of the Common Stock, the optionee will recognize gain or loss, which will be characterized as capital gain or loss in an amount equal to the difference between the proceeds received upon disposition and his or her basis for the shares (the basis being equal to the sum of the price paid for the stock and the amount of income realized upon exercise of the option) provided the shares are held as a capital asset. Any capital gain or loss to the optionee will be characterized as long-term or short-term, depending upon whether his or her holding period for tax purposes exceeds one year.

  The taxable income recognized upon the exercise of a non-qualified option is subject to withholding for federal income tax purposes. Accordingly, the Company generally must, as a condition to the exercise of a non-qualified option, deduct from payments or shares otherwise due to the optionee the amount of taxes required to be withheld by virtue of such exercise or require that the optionee pay withholding to the Company or make other arrangements satisfactory to the Company regarding the payment of taxes.

  Stock Appreciation Rights. The amount of any cash (or the fair market value of any Common Stock) received by the holder of stock appreciation rights upon the exercise of stock appreciation rights under the Incentive Plan will be subject to ordinary income tax in the year of receipt and the Company will be entitled to a deduction for this amount.

  Restricted Stock Awards. An employee who has been awarded restricted stock will not recognize taxable income at the time of the award unless he or she elects otherwise. (If the recipient elects to be taxed at the time of the award, Coast will be entitled to a corresponding deduction.) At the time restrictions applicable to the restricted stock award lapse, the employee will recognize ordinary income and the Company will be entitled to a corresponding deduction. The recipient's income and the Company's deduction will be equal to the excess of the fair market value of the stock at that time over the amount paid therefor. Dividends paid on the restricted stock and will generally be ordinary compensation income to the recipient of the restricted stock and deductible by the Company.

  Officers and Directors Subject to Section 16(b) Liability. Special rules may apply to officers and directors subject to liability under Section 16(b) of the Exchange Act that may prevent the recognition of income by these individuals and the corresponding deduction by Company before the date six months following the grant of an option or stock appreciation right or the receipt of restricted stock (unless the employee receives the shares before that date and elects to be taxed upon receipt).

  General Tax Law Considerations. The preceding paragraphs are intended to be merely a summary of the most important Federal income tax consequence of awards under the Incentive Plan and the disposition of shares of Common Stock issued thereunder in existence as of the date of this Proxy Statement.

  Because the Company retains the discretion to change the specific performance targets that it establishes under the Incentive Plan shareholder ratification of the performance goals will be required at five-year intervals in the future under the regulations issued under Code Section 162(m) to assure the status of payments as performance-based compensation. In light of the ambiguities in Code Section 162(m) and uncertainties regarding its ultimate interpretation, no assurances can be given that compensation paid under the Incentive Plan will in fact be deductible if it should, together with any other compensation to any named executive officer, exceed $1,000,000.

AVAILABILITY OF INCENTIVE PLAN

  Copies of the Incentive Plan are available upon request directed to Investor Relations Department, Coast Savings Financial, Inc., 1000 Wilshire Boulevard, 22nd Floor, Los Angeles, California 90017-2457.

VOTE REQUIRED

  Approval of the Incentive Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Meeting. For purposes of determining whether the requisite approvals have been obtained, abstentions are included in the calculation and will be treated as "no" votes, and "broker non-votes" will be disregarded in the calculation.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO ADOPT THE INCENTIVE PLAN AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR AN ABSTENTION IS SPECIFICALLY INDICATED.

                          ANNUAL REPORT ON FORM 10-K

  The Company has filed an Annual Report on Form 10-K (the "Annual Report") with the Securities and Exchange Commission for the year ended December 31, 1995 together with applicable financial statements and schedules thereto. A copy of the Annual Report was furnished to shareholders in connection with the distribution of this Proxy Statement. The Company will also furnish to any stockholder a copy of the exhibits to the Annual Report upon written request and payment of a copying charge of $0.25 per page. Requests should be addressed to: Investor Relations Department, Coast Savings Financial, Inc., 1000 Wilshire Blvd., 22nd Floor, Los Angeles, California 90017-2457.

                   DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS
                  FOR PRESENTATION AT THE 1997 ANNUAL MEETING

  Any proposal that a stockholder wishes to present for consideration at the 1997 Annual Meeting must be received by the Company no later than November 27, 1996, in order to be included in the proxy statement and form of proxy for such Annual Meeting. Stockholder proposals may not be included in the proxy statement and form of proxy for the 1997 Annual Meeting unless certain conditions specified in the rules of the Securities and Exchange Commission are met.

                        OTHER BUSINESS TO BE TRANSACTED

  As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented for action at the Meeting. If any other business is properly brought before the Meeting and may properly be acted upon, proxies in the form of the enclosed proxy cards confer discretionary authority on the persons named therein. Those persons will vote or act in accordance with their best judgment with respect to those matters.

  You are urged to vote, sign, date, and return the accompanying proxy card in the enclosed postage-paid envelope at your earliest convenience, whether or not you currently plan to attend the Meeting in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Priscilla Finch

                                          Priscilla Finch
                                          Corporate Secretary

                                REVOCABLE PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                         COAST SAVINGS FINANCIAL, INC.

     The undersigned holder of shares of common stock of Coast Savings Financial, Inc. (the "Company") hereby appoints Leon S. Angvire, Robert L. Hunt II and Ray Martin, or any of them, each with full power of substitution, to vote all shares of said stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Wednesday, April 24, 1996 at 2:00 p.m., California time, at the Omni Los Angeles Hotel, 930 Wilshire Blvd., Los Angeles, California, and at adjournments thereof, on the following matters:


                           (Continued on other side)

PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE [X]

Whether or not you plan to attend the meeting, you are urged to execute and return this Proxy, which may be revoked at any time prior to its use. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted for each nominee and proposal listed.

(1) ELECTION OF DIRECTORS:

    FOR  [_]     WITHHELD FOR ALL  [_]

    (INSTRUCTION: To withhold authority to vote for any individual nominee, write such nominee's name in the space provided below)

    Gerald D. Barrone, Joan Mike Flores and Jack P. Libby

    ------------------------------------------------------------------------

    WILL ATTEND MEETING   [_]

(2) PROPOSAL TO RATIFY the appointment of KPMG Peat Marwick LLP as the independent auditing firm for the Company for the fiscal year ending December 31, 1996.

    FOR  [_]     AGAINST  [_]      ABSTAIN   [_]

(3) To adopt the 1996 Coast Savings Financial, Inc. Equity Incentive Plan.

    FOR  [_]     AGAINST  [_]      ABSTAIN   [_]

(4) In their discretion, on such other business as may properly come before the Annual Meeting of Stockholders or any adjournments thereof.


Signature _____________________________

Signature _____________________________

Date __________________________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.